CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$2,526,000	$254.37

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)	Pursuant to Rule 457(p) under the Securities Act, the $111,040.70 remaining of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $254.37 is offset against the registration fee due for this offering and of which $110,786.33 remains available for future registration fee offset. No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	March 30, 2016 Medium-Term Senior Notes, Series G Pricing Supplement No. 2016-CMTNG0893 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

■	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. The notes offer a semi-annual coupon at a rate of 0.25% per annum and the potential for an additional positive return at maturity based on the average basket return percentage of a basket (the “basket”) consisting of the Dow Jones Industrial AverageTM, the Nikkei 225 Index and shares of the iShares® Core U.S. Aggregate Bond ETF (each, a “basket component”), measured as described below. If the average basket return percentage is positive, you will receive a positive return at maturity equal to 105% of that average basket return percentage in addition to the final coupon payment. However, if the average basket return percentage is negative or zero, your total return on the notes will be limited to the sum of the coupon payments paid over the term of the notes. Even if the average basket return percentage is positive, so that you do receive a positive return at maturity in addition to the final coupon payment, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
■	The average basket return percentage is the average of the percentage changes in the closing level of the basket from the pricing date to each quarterly valuation date occurring over the term of the notes. You should understand that the return on the notes may be significantly lower than the actual return on the basket, as measured from the pricing date to the final valuation date, because of the manner in which the average basket return percentage is calculated. In addition, as an investor in the notes, you must be willing to forgo any dividends paid on the stocks included in the Dow Jones Industrial AverageTM or the Nikkei 225 Index and any distributions of interest payments on the bonds held by the iShares® Core U.S. Aggregate Bond ETF over the term of the notes.
■	In order to obtain the modified exposure to the basket that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Inc.

KEY Terms
Issuer:	Citigroup Inc. Upon at least 15 business days’ notice, any wholly owned subsidiary of Citigroup Inc. may, without the consent of any holder of the notes, assume Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes, subject to certain conditions, including the condition that Citigroup Inc. fully and unconditionally guarantee all payments under the notes. See “Additional Terms of the Notes” in this pricing supplement.
Basket:	Basket Component Dow Jones Industrial AverageTM (ticker symbol: “INDU”) Nikkei 225 Index (ticker symbol: “NKY”) Shares of the iShares® Core U.S. Aggregate Bond ETF (ticker symbol: “AGG”)	Weighting 33.34% 33.33% 33.33%	Initial Component Value* 17,716.66 16,878.96 $110.48	Multiplier** 0.00188 0.00197 0.30168

* The initial component value for each basket component is the closing level or closing price, as applicable, of that basket component on the pricing date

** The multiplier for each basket component is determined as follows: (initial basket level × weighting) / initial component value.

Aggregate stated principal amount:	$2,526,000
Stated principal amount:	$1,000 per note
Pricing date:	March 30, 2016
Issue date:	April 4, 2016
Valuation dates:	The 30th day of each March, June, September and December during the term of the notes, beginning June 2016, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to a basket component
Maturity date:	October 5, 2021
Coupon payment dates:	The 5th day of each April and October, beginning on October 5, 2016 and ending on the maturity date, provided that if any such day is not a business day, the applicable coupon payment will be made on the next succeeding business day and no interest will accrue as a result of delayed payment
Coupon:	On each semi-annual coupon payment date, the notes will pay a coupon at a rate of 0.25% per annum
Payment at maturity:	For each note, the $1,000 stated principal amount per note plus the note return amount, which will be either zero or positive, plus the coupon payment due at maturity
Note return amount:

• If the average basket return percentage is greater than zero:

$1,000 × average basket return percentage × upside participation rate

• If the average basket return percentage is less than or equal to zero:

$0

Average basket return percentage:	The arithmetic average of the interim basket return percentages, as measured on each of the valuation dates
Interim basket return percentage:	On each valuation date: (ending basket level – initial basket level) / initial basket level
Initial basket level:	100
Ending basket level:	The closing level of the basket on the relevant valuation date. The closing level of the basket on any valuation date is equal to the sum of the products of each basket component’s closing level or closing price, as applicable, on that date and its multiplier
Upside participation rate:	105.00%
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17298CB56 / US17298CB567
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)(3)	Proceeds to issuer
Per note:	$1,000	$30	$970
Total:	$2,526,000.00	$75,780.00	$2,450,220.00

(1) On the date of this pricing supplement, the estimated value of the notes is $919.60 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fee-based advisory accounts will be $970.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $975.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-03-03 dated November 13, 2013     Underlying Supplement No. 3 dated November 13, 2013

Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” with respect to the basket component that is an ETF and in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” with respect to the basket components that are indices. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a valuation date. If a valuation date is postponed for a reason that affects less than all of the basket components, the ending basket level on that valuation date will be calculated based on (i) for each unaffected basket component, its closing level or closing price, as applicable, on the originally scheduled valuation date and (ii) for each affected basket component, its closing level or closing price, as applicable, on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Dilution and reorganization adjustments. The multiplier with respect to shares of the iShares® Core U.S. Aggregate Bond ETF is subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments.”

March 2016	PS-2

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Hypothetical Examples

The following four examples illustrate the calculation of the average basket return percentage and the payment at maturity on the notes based on different hypothetical interim basket return percentages for each of the quarterly valuation dates occurring during the term of the notes. Your actual payment at maturity per note will depend on the actual average basket return percentage.

Investors in the notes will not receive any dividends paid on the stocks included in the Dow Jones Industrial AverageTM or the Nikkei 225 Index or any distributions of interest payments on the bonds held by the iShares Core U.S. Aggregate Bond ETF. The examples below do not show any effect of lost dividend or distribution yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the basket components” below.

Example 1

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is 13.00% but the average basket return percentage is only 6.50%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates steadily over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average index return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 6.50% × 105.00%) + (($1,000 × 0.25%) / 2)

= $1,000 + $68.25 + $1.25

= $1,069.50

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,069.50 per note. In this example, the return on the notes is significantly less than the performance of the basket as measured from the pricing date to the final valuation date.

March 2016	PS-3

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Example 2

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −14.13% and the average basket return percentage is −3.25%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket has negative interim basket return percentages on some valuation dates and positive interim basket return percentages on other valuation dates. Because the negative interim basket return percentages are relatively large in absolute terms, the positive interim basket return percentages are more than offset by the negative interim basket return percentages, and the average basket return percentage is −3.25%.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.25%) / 2)

= $1,000 + $0 + $1.25

= $1,001.25

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,001.25.

Example 3

Hypothetical Performance of the Basket

March 2016	PS-4

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

The interim basket return percentage from the pricing date to the final valuation date is 7.50% but the average basket return percentage is only −0.68%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket depreciates early in the term of the notes, remains at a level below the initial basket level for a significant period of time and then appreciates significantly later in the term of the notes. In this example, the notes significantly underperform the basket over the term of the notes.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + $0 + (($1,000 × 0.25%) / 2)

= $1,000 + $0 + $1.25

= $1,001.25

Because the average basket return percentage is less than zero, the note return amount will equal zero. Accordingly, the payment at maturity per note will equal the $1,000 stated principal amount per note plus the coupon payment due at maturity, or $1,001.25.

Example 4

Hypothetical Performance of the Basket

The interim basket return percentage from the pricing date to the final valuation date is −0.50% and the average basket return percentage is 5.30%. The graph above illustrates the hypothetical percentage change in the closing level of the basket from the pricing date to each of the valuation dates. In this example, the basket appreciates early in the term of the notes and then declines significantly later in the term of the notes. The level of the basket is greater than its closing level on the final valuation date for a significant period of time during the term of the notes. The average basket return percentage is 5.30%, which is greater than −0.50%, the interim basket return percentage from the pricing date to the final valuation date.

Payment at maturity per note = $1,000 + the note return amount + the coupon payment due at maturity

= $1,000 + ($1,000 × average basket return percentage × upside participation rate) + the coupon payment due at maturity

= $1,000 + ($1,000 × 5.30% × 105.00%)+ (($1,000 × 0.25%) / 2)

= $1,000 + $55.65 + $1.25

= $1,056.90

Because the average basket return percentage is greater than zero, your payment at maturity in this example would be equal to the $1,000 stated principal amount per note plus the note return amount, in addition to the coupon payment due at maturity, or $1,056.90 per note.

March 2016	PS-5

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■	Your return on the notes may be limited to the sum of the coupon payments. You will receive a positive return on your investment in the notes in excess of the sum of the coupon payments only if the average basket return percentage is greater than zero. If the average basket return percentage is equal to or less than zero, you will only receive, at maturity, the stated principal amount of $1,000 for each note plus the coupon payment due at maturity. As the coupon rate payable on the notes is only 0.25% per annum, even if the average basket return percentage is greater than zero, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

■	Although the notes provide for the repayment of the stated principal amount at maturity and coupon payments, you may nevertheless suffer a loss on your investment in real value terms if the average basket return percentage is less than or not sufficiently greater than zero. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return greater than the coupon rate payable on the notes. This potential loss in real value terms is significant given the 5.5-year term of the notes. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

■	The notes are designed for investors who are willing to forgo full upside exposure to the basket in certain market scenarios in order to avoid downside exposure to the basket. Your potential for a positive return on the notes beyond the semi-annual coupon payments is based on the average basket return percentage of the basket. You should understand that the average basket return percentage may be significantly lower than the actual return on the basket as measured from the pricing date to the final valuation date. In particular, if the closing level of the basket is greater on the final valuation date than it was, on average, on the quarterly valuation dates over the term of the notes, the average basket return percentage will be lower than the actual return on the basket. For example, if the closing level of the basket increases at a more or less steady rate over the term of the notes, the average basket return percentage will be less than the percentage increase in the closing level of the basket from the pricing date to the final valuation date. This underperformance will be especially significant if there is a significant increase in the closing level of the basket during the latter portion of the term of the notes. In addition, it is possible that the average basket return percentage will be zero or negative, resulting in no return on the notes beyond the semi-annual coupon payments, even if the closing level of the basket at or near maturity is significantly greater than it was on the pricing date. One scenario in which this may occur is when the closing level of the basket declines early in the term of the notes, remains below the initial basket level for a significant period of time and then increases significantly later in the term of the notes.

Because the average basket return percentage may be significantly lower than the actual return on the basket from the pricing date to the final valuation date, an investment in the notes may significantly underperform a direct investment in the basket. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of the stated principal amount at maturity even if the basket declines. You should not invest in the notes unless you understand and are willing to accept the drawbacks associated with the averaging feature of the notes.

■	Investing in the notes is not equivalent to investing in the basket components. You will not have voting rights, rights to receive dividends on stocks or distributions of interest on bonds or any other rights with respect to the basket components or the securities included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend or distribution yield over the term of the notes.

It is important to understand that, for purposes of measuring the performance of the basket components, the levels and prices used will not reflect the receipt or reinvestment of dividends or distributions on the basket components or their underlying securities. Dividend or distribution yield on the basket components would be expected to represent a significant portion of the overall return on a direct investment in the basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels or prices of the basket components). The magnitude of this lost dividend or distribution yield may be particularly significant in the case of the iShares Core U.S. Aggregate Bond ETF. The iShares Core U.S. Aggregate Bond ETF is a bond fund and, as with any bond fund, distributions of interest payments on the bonds held by the fund would be expected to make up a significant portion of the overall yield on a direct investment in the fund. The notes will not reflect distributions of interest payments on the bonds held by iShares Core U.S. Aggregate Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares Core U.S. Aggregate Bond

March 2016	PS-6

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

ETF. As a result, the performance of the iShares Core U.S. Aggregate Bond ETF as measured for purposes of the notes may be significantly less than the return that a direct investor in the iShares Core U.S. Aggregate Bond ETF would realize.

■	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

■	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

■	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

■	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend or distribution yields on the basket components or the securities included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

■	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

■	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

■	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the levels or prices of the basket components and a number of other factors, including the volatility of the basket components, the correlation among the basket components, the dividend and distribution yields on the basket components or the securities included in the basket components, the volatility of the exchange rate between the U.S. dollar and the Japanese yen, the correlation between that exchange rate and the level of the Nikkei 225 Index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. Changes in the levels or prices of the

March 2016	PS-7

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

■	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

■	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket level to each of the ending basket levels during the term of the notes.

■	The Nikkei 225 Index is subject to risks associated with foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

■	The performance of the Nikkei 225 Index will not be adjusted for changes in the exchange rate between the Japanese yen and the U.S. dollar. The Nikkei 225 Index is composed of stocks traded in Japanese yen, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the Nikkei 225 Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the Japanese yen appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the level of the Nikkei 225 Index.

■	The iShares® Core U.S. Aggregate Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. Because the performance of the notes is linked to the shares of the iShares® Core U.S. Aggregate Bond ETF, the notes are exposed to fluctuations in the value of U.S. dollar-denominated fixed-income securities. The performance of the iShares® Core U.S. Aggregate Bond ETF that is measured for purposes of the notes will only reflect changes in the market prices of the fixed-income securities held by the iShares® Core U.S. Aggregate Bond ETF and will not reflect interest payments on these fixed-income securities. As a result, the performance of the iShares® Core U.S. Aggregate Bond ETF that is measured for purposes of the notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® Core U.S. Aggregate Bond ETF. The market prices of the fixed-income securities held by the iShares® Core U.S. Aggregate Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, the value of fixed-income securities is significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those held by the iShares® Core U.S. Aggregate Bond ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the fixed-income securities included in the index that underlies the iShares® Core U.S. Aggregate Bond ETF, which mandates that each security must have a minimum term remaining to maturity of one year for continued eligibility, means that, at any time, only longer-term securities underlie the iShares® Core U.S. Aggregate Bond ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the iShares® Core U.S. Aggregate Bond ETF. As a result, rising interest rates may cause the value of the bonds held by the iShares® Core U.S. Aggregate Bond ETF and the value of the basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

March 2016	PS-8

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities held by the iShares® Core U.S. Aggregate Bond ETF are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the iShares® Core U.S. Aggregate Bond ETF may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities. For example, during the most recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the iShares® Core U.S. Aggregate Bond ETF dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the iShares® Core U.S. Aggregate Bond ETF, the basket and the notes.

The holdings of the iShares® Core U.S. Aggregate Bond ETF include U.S. Treasury bonds. Recently, U.S. Treasury bonds have been trading near their historic high trading price. If the price of U.S. Treasury bonds reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the U.S. Treasury bonds held by the iShares® Core U.S. Aggregate Bond ETF will decline, which could have a negative impact on the performance of the basket and the return on your notes.

The iShares® Core U.S. Aggregate Bond ETF may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to change in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

■	Even if the iShares® Core U.S. Aggregate Bond ETF pays a distribution that it identifies as special or extraordinary, no adjustment will be required under the notes for that distribution unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash distribution paid on shares of the iShares® Core U.S. Aggregate Bond ETF unless the amount of the distribution per share, together with any other distributions paid in the same quarter, exceeds the distribution paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® Core U.S. Aggregate Bond ETF on the date of declaration of the distribution. Any distribution will reduce the closing price of the shares of the iShares® Core U.S. Aggregate Bond ETF by the amount of the distribution per share. If the iShares® Core U.S. Aggregate Bond ETF pays any distribution for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

■	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® Core U.S. Aggregate Bond ETF. For example, we will not make any adjustment for ordinary distributions or extraordinary distributions that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the shares of the iShares® Core U.S. Aggregate Bond ETF would not.

■	The notes may become linked to shares of an issuer other than the iShares® Core U.S. Aggregate Bond ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® Core U.S. Aggregate Bond ETF. For example, if the iShares® Core U.S. Aggregate Bond ETF enters into a merger agreement that provides for holders of the shares of the iShares® Core U.S. Aggregate Bond ETF to receive shares of another entity, the shares of such other entity will become the applicable basket component for all purposes of the notes upon consummation of the merger. Additionally, if the shares of the iShares® Core U.S. Aggregate Bond ETF are delisted, or the iShares® Core U.S. Aggregate Bond ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable basket component. See “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

■	The price of the shares of the iShares® Core U.S. Aggregate Bond ETF may not completely track the performance of the index it seeks to track or the net asset value per share of the iShares® Core U.S. Aggregate Bond ETF. The price of the shares of the iShares® Core U.S. Aggregate Bond ETF will reflect transaction costs and fees that are not included in the calculation of the Barclays U.S. Aggregate Bond Index, the index that it seeks to track. In addition, the iShares® Core U.S. Aggregate Bond ETF may not hold all of the securities included in, and may hold securities and derivative instruments that are not included in, the Barclays U.S. Aggregate Bond Index. All of these factors may lead to a lack of correlation between the performance of the iShares® Core U.S. Aggregate Bond ETF and the Barclays U.S. Aggregate Bond Index. In addition, corporate actions with respect to the equity securities constituting the Barclays U.S. Aggregate Bond Index or held by the iShares® Core U.S. Aggregate Bond ETF (such as mergers and spin-offs) may impact the variance between the performances of the iShares® Core U.S. Aggregate Bond ETF and the Barclays U.S. Aggregate Bond Index. Finally, because the shares of the iShares® Core U.S. Aggregate Bond ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one share of the

March 2016	PS-9

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

iShares® Core U.S. Aggregate Bond ETF may differ from the net asset value per share of the iShares® Core U.S. Aggregate Bond ETF.

During periods of market volatility, securities underlying the iShares® Core U.S. Aggregate Bond ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® Core U.S. Aggregate Bond ETF and the liquidity of the iShares® Core U.S. Aggregate Bond ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the iShares® Core U.S. Aggregate Bond ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the iShares® Core U.S. Aggregate Bond ETF. As a result, under these circumstances, the market value of shares of the iShares® Core U.S. Aggregate Bond ETF may vary substantially from the net asset value per share of the iShares® Core U.S. Aggregate Bond ETF. For all of the foregoing reasons, the performance of the iShares® Core U.S. Aggregate Bond ETF may not correlate with the performance of the Barclays U.S. Aggregate Bond Index as well as the net asset value per share of the iShares® Core U.S. Aggregate Bond ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

■	Changes made by the investment adviser to or the sponsor of a basket component may affect the basket component. We are not affiliated with the investment adviser to the iShares® Core U.S. Aggregate Bond ETF or with the sponsors of the Dow Jones Industrial AverageTM, the Nikkei 225 Index or the Barclays U.S. Aggregate Bond Index. Changes that affect the basket components may affect the value of your notes. The sponsor of an index may add, delete or substitute the securities that constitute the index or make other methodological changes that could affect the level of the index. In addition, the investment adviser to the iShares® Core U.S. Aggregate Bond ETF may change the manner in which the iShares® Core U.S. Aggregate Bond ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment adviser and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the notes.

■	Our offering of the notes does not constitute a recommendation of the basket or the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the securities included in the basket components or in instruments related to the basket components or such securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the notes.

■	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities and may adjust such positions during the term of the notes. Our affiliates also trade the applicable basket components or the securities included in the basket components and other financial instruments related to the basket components or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

■	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the securities included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

■	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, the discontinuance of the Dow Jones Industrial AverageTM or the Nikkei 225 Index or events with respect to the iShares® Core U.S. Aggregate Bond ETF that may require a dilution adjustment or the delisting of the iShares® Core U.S. Aggregate Bond ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

■	The U.S. federal tax consequences of an assumption of the notes are unclear. The notes may be assumed by a successor issuer, as discussed in “Additional Terms of the Notes.” The law regarding whether or not such an assumption would be considered a taxable modification of the notes is not entirely clear and, if the Internal Revenue Service (the “IRS”) were to treat the assumption as a taxable modification, a U.S. Holder would generally be required to recognize gain (if any) on the notes and the timing and character of income recognized with respect to the notes after the assumption could be affected significantly. You should read carefully the discussion under “United States Federal Income Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an assumption of the notes.

March 2016	PS-10

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Additional Terms of the Notes

Upon at least 15 business days’ notice, any wholly owned subsidiary (the “successor issuer”) of Citigroup Inc. may, without the consent of any holder of the notes, assume all of Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes (in each case, except as described below), subject to the following conditions:

(a)	Citigroup Inc. shall enter into a supplemental indenture under which Citigroup Inc. fully and unconditionally guarantees all payments on the notes when due, agrees to comply with the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus as applied to itself and retains certain reporting obligations under the indenture;

(b)	the successor issuer shall be organized under the laws of the United States of America, any State thereof or the District of Columbia; and

(c)	immediately after giving effect to such assumption of obligations, no default or event of default shall have occurred and be continuing.

Upon any such assumption, the successor issuer shall succeed to and be substituted for, and may exercise every right and power of, Citigroup Inc. under the notes with the same effect as if such successor issuer had been named as the original issuer of the notes, and Citigroup Inc. shall be relieved from all obligations and covenants under the notes, except that Citigroup Inc. shall have the obligations described in clause (a) above. For the avoidance of doubt, the successor issuer shall not be responsible for Citigroup Inc.’s compliance with the covenants described in clause (a) above.

If a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. will not constitute an event of default with respect to the notes, nor will any breach of a covenant by Citigroup Inc. (other than payment default). Therefore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. (in the absence of any such event occurring with respect to the successor issuer) will not give holders the right to declare the notes to be due and payable, and a breach of a covenant by Citigroup Inc. (including the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus), other than payment default, will not give holders the right to declare the notes to be due and payable. Furthermore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, it will not be an event of default under the notes if the guarantee of the notes by Citigroup Inc. ceases to be in full force and effect or if Citigroup Inc. repudiates the guarantee.

There are no restrictions on which subsidiary of Citigroup Inc. may be a successor issuer other than as specifically set forth above. The successor issuer may be less creditworthy than Citigroup Inc. and/or may have no or nominal assets. If Citigroup Inc. is resolved in bankruptcy, insolvency or other resolution proceedings and the notes are not contemporaneously declared due and payable, and if the successor issuer is subsequently resolved in later bankruptcy, insolvency or other resolution proceedings, the value you receive on the notes may be significantly less than what you would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. or the breach of a covenant by Citigroup Inc.

The notes are “specified securities” for purposes of the indenture. The terms set forth above do not apply to all securities issued under the indenture, but only to the notes offered by this pricing supplement (and similar terms may apply to other securities issued by Citigroup Inc. that are identified as “specified securities” in the applicable pricing supplement).

You should read carefully the discussion of U.S. federal tax consequences of any such assumption under “U.S. federal income tax considerations” in this pricing supplement.

March 2016	PS-11

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing levels of the basket for the period from January 3, 2011 to March 30, 2016, assuming that the basket was created on January 3, 2011 with the same basket components and corresponding weights and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels and closing prices, as applicable, of the basket components on the applicable dates. We obtained these closing levels and closing prices from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Hypothetical Historical Basket Performance January 3, 2011 to March 30, 2016

March 2016	PS-12

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Information About the Basket Components

Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC. The Dow Jones Industrial AverageTM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones®,” “Dow Jones Indexes,” and “Dow Jones Industrial AverageTM” are service marks of Dow Jones Trademark Holdings, LLC and have been licensed to S&P Dow Jones Indices LLC and sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates. For more information regarding the license, see “Equity Index Descriptions— Dow Jones Industrial AverageTM — License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—Dow Jones Industrial AverageTM” in the accompanying underlying supplement for important disclosures regarding the Dow Jones Industrial AverageTM.

Historical Information

The closing level of the Dow Jones Industrial AverageTM on March 30, 2016 was 17,716.66.

The graph below shows the closing levels of the Dow Jones Industrial AverageTM for each day such level was available from January 3, 2011 to March 30, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Dow Jones Industrial AverageTM – Historical Closing Levels January 3, 2011 to March 30, 2016

March 2016	PS-13

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Nikkei 225 Index

The Nikkei 225 Index tracks the Tokyo Stock Exchange (the “TSE”) and is widely used as a benchmark of the Japanese Stock Market. It is the average price of 225 stocks listed on the TSE First Section, but it is different from a simple average in that the divisor is adjusted to maintain continuity and reduce the effect of external factors not directly related to the market. The Nikkei 225 Index is calculated and maintained by Nikkei Inc. The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

“Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Citigroup Global Markets Inc. has entered into an agreement with Nikkei Inc. that provides Citigroup Global Markets Inc. and certain of its affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by Nikkei Inc. For more information, see “Equity Index Descriptions— Nikkei Stock Average —License Agreement with Nikkei Inc. and Disclaimers” in the accompanying underlying supplement. Please refer to the section “Equity Index Descriptions— Nikkei Stock Average” in the accompanying underlying supplement for important disclosures regarding the Nikkei 225 Index.

Historical Information

The closing level of the Nikkei 225 Index on March 30, 2016 was 16,878.96.

The graph below shows the closing levels of the Nikkei 225 Index for each day such level was available from January 3, 2011 to March 30, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Nikkei 225 Index as an indication of future performance.

Nikkei 225 Index – Historical Closing Levels January 3, 2011 to March 30, 2016

March 2016	PS-14

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

iShares® Core U.S. Aggregate Bond ETF

The iShares® Core U.S. Aggregate Bond ETF is an exchange-traded fund that seeks to track the investment results of the Barclays U.S. Aggregate Bond Index (the “ETF underlying index”), which measures the performance of the total U.S. investment-grade bond market. For purposes of the notes, the performance of the iShares® Core U.S. Aggregate Bond ETF will reflect only its price performance, as any distributions paid on the shares of the iShares® Core U.S. Aggregate Bond ETF will not be factored into a determination of the closing price of the iShares® Core U.S. Aggregate Bond ETF (except to the extent that distributions paid will reduce the closing price of the iShares® Core U.S. Aggregate Bond ETF). The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment-grade bond market.

The iShares® Core U.S. Aggregate Bond ETF generally seeks to track the performance of the ETF underlying index by investing approximately 90% of its assets in the bonds represented in the ETF underlying index and in securities that provide substantially similar exposure to securities in the ETF underlying index. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BlackRock Fund Advisors. The iShares® Core U.S. Aggregate Bond ETF concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the ETF underlying index is concentrated.

The iShares® Core U.S. Aggregate Bond ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® Core U.S. Aggregate Bond ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Core U.S. Aggregate Bond ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® Core U.S. Aggregate Bond ETF trades on the NYSE Arca under the ticker symbol “AGG.”

Neither we nor any of our affiliates make any representation to you as to the performance of the iShares® Core U.S. Aggregate Bond ETF.

Historical Information

The graph below shows the closing price of shares of the iShares® Core U.S. Aggregate Bond ETF for each day such price was available from January 3, 2011 to March 30, 2016. The table that follows shows the high and low closing prices of, and dividends paid on, the iShares® Core U.S. Aggregate Bond ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of shares of the iShares® Core U.S. Aggregate Bond ETF as an indication of future performance.

iShares® Core U.S. Aggregate Bond ETF – Historical Closing Prices January 3, 2011 to March 30, 2016

March 2016	PS-15

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

iShares® Core U.S. Aggregate Bond ETF	High	Low	Dividends
2011
First Quarter	$106.03	$103.89	$0.94504
Second Quarter	$107.73	$104.56	$0.94213
Third Quarter	$110.80	$106.40	$0.83561
Fourth Quarter	$110.39	$108.84	$1.08408
2012
First Quarter	$111.05	$108.93	$0.57931
Second Quarter	$111.60	$109.15	$0.71202
Third Quarter	$112.70	$111.10	$0.66187
Fourth Quarter	$112.38	$110.82	$1.11603
2013
First Quarter	$111.04	$109.82	$0.65122
Second Quarter	$111.56	$106.18	$0.65708
Third Quarter	$107.66	$104.89	$0.60029
Fourth Quarter	$108.09	$106.39	$0.58355
2014
First Quarter	$108.35	$106.41	$0.61597
Second Quarter	$109.67	$107.36	$0.61032
Third Quarter	$110.02	$108.49	$0.59024
Fourth Quarter	$110.76	$109.30	$1.03233
2015
First Quarter	$112.38	$109.70	$0.36180
Second Quarter	$111.67	$108.13	$0.62314
Third Quarter	$109.76	$108.22	$0.65167
Fourth Quarter	$110.03	$107.72	$0.84994
2016
First Quarter (through March 30, 2016)	$110.52	$107.97	$0.44853

The closing price of the iShares® Core U.S. Aggregate Bond ETF on March 30, 2016 was $110.48.

We make no representation as to the amount of dividends, if any, that may be paid on shares of the iShares® Core U.S. Aggregate Bond ETF in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on shares of the iShares® Core U.S. Aggregate Bond ETF.

Description of the Barclays U.S. Aggregate Bond Index

We obtained all information contained in this pricing supplement regarding the Barclays U.S. Aggregate Bond Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“Barclays”), the sponsor of the Barclays U.S. Aggregate Bond Index. Barclays has no obligation to continue to publish, and may discontinue publication of, the Barclays U.S. Aggregate Bond Index at any time. Neither Citigroup Inc. nor CGMI has independently verified the accuracy or completeness of any information with respect to the Barclays U.S. Aggregate Bond Index in connection with the offer and sale of the notes.

The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States.

Rules for Inclusion

In order to be eligible for inclusion in the Barclays U.S. Aggregate Bond Index, U.S. Treasuries, government-related and corporate securities must have $250 million or more of outstanding face value. U.S. Treasuries held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. Any new issuance bought at auction by the Federal Reserve does not enter the Barclays U.S. Aggregate Bond Index. Net secondary market purchases and sales are adjusted at each month-end with a one-month lag. Mortgage-backed securities (“MBSs”) must be pool aggregates with $1 billion or more outstanding, asset-backed securities (“ABSs”) must have a deal size of $500 million or more and a tranche size of $25 million or more and commercial mortgage-backed securities (“CMBSs”) must have a deal size of $500 million or more, with at least $300 million outstanding remaining in the deal and a tranche size of $25 million or more.

The securities included in the Barclays U.S. Aggregate Bond Index must be rated investment-grade (Baa3/BBB-/BBB-) or higher using the middle rating of Moody’s, S&P and Fitch after dropping the highest and lowest available ratings. When a rating from only two

March 2016	PS-16

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

agencies is available, the lower is used. When a rating from only one agency is available, that is used to determine index eligibility. Expected ratings at issuance may be used when there are other index-eligible bonds from the same issuer that hold the same actual rating as the expected rating.

Securities included in the Barclays U.S. Aggregate Bond Index must have a remaining maturity of at least one year, regardless of optionality. Securities with a coupon that converts from fixed to floating rate must have at least one year until the conversion date. MBSs must have a weighted average maturity of at least one year and CMBSs and ABSs must have a remaining average life of at least one year. Fixed-to-floating perpetual securities are included in the Barclays U.S. Aggregate Bond Index. These are included until one year before their first call date, provided that they meet all other index criteria.

Senior and subordinated issues are included in the Barclays U.S. Aggregate Bond Index. Capital securities (hybrid capital) are eligible during their fixed-rate term and exit the index one year prior to their conversion to floating-coupon securities.

Only fully taxable issues are eligible for inclusion in the Barclays U.S. Aggregate Bond Index, including taxable municipal securities. Build America Bonds with the tax credit issued to the issuer are eligible for inclusion; those with tax credits issued to investors are considered tax exempt. Dividend-received deduction-eligible and qualified dividend income-eligible securities are excluded from the Barclays U.S. Aggregate Bond Index.

A security’s principal and coupons must be denominated in U.S. dollars to be eligible for inclusion. Coupons must be fixed-rate, step-up coupons or coupons that change according to a predetermined schedule. Capital securities with coupons that convert from fixed to floating rate are index eligible, given that they are currently fixed rate. The maturity date for such securities will be considered the conversion date. Fixed-to-floating rate perpetual capital securities that do not have coupon rate step-ups on their first call date will remain index eligible for their fixed-rate term, provided that they meet all other inclusion rules and exit the index one year prior to their conversion to floating-coupon securities. Hybrid adjustable rate mortgages are eligible for inclusion in the Barclays U.S. Aggregate Bond Index during their fixed term, but exit the index one year prior to their conversion to an adjustable rate.

SEC-registered securities, bonds exempt from registration at the time of issuance, and Rule 144A securities with registration rights are index eligible. A security with both Regulation S and Rule 144A tranches is treated as one security in par value. To prevent double-counting, the 144A tranche is used to represent the issue and comprises the combined amount outstanding of the 144A and Regulation S tranches. Issues with a global market of issue are also eligible for inclusion, as are bonds from issuers that have de-registered, provided that the bonds were previously SEC-registered or Rule 144A securities with registration rights.

Original issue zero coupon bonds, underwritten medium-term notes, enhanced equipment trust certificates, certificates of deposit and, as of January 1, 2011, covered bonds, are also eligible for inclusion in the Barclays U.S. Aggregate Bond Index. Bonds with equity-type features (e.g., warrants, convertible debt and contingent capital securities), Treasury STRIPs, inflation-linked bonds, non-ERISA eligible CMBS issues, fixed-rate perpetual securities, structured notes, loan participation notes, pass-through certificates, illiquid securities with no available internal or third-party price source and, as of January 1, 2011, CMBS A1A tranches, are not eligible for inclusion in the index.

Rebalancing

The compositions of the “returns universe” is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the ensuing month. The “statistics universe” is a forward-looking version that changes daily to reflect issues dropping out and entering the index, but is not used for return calculation. On the last business day of the month (the “rebalancing date”), the composition of the latest statistics universe becomes the returns universe for the following month.

During the month, indicative changes to securities (e.g., credit rating changes, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected in both the statistics universe and returns universe of the index on a daily basis. These changes may cause bonds to enter or fall out of the statistics universe of the index on a daily basis, but will affect the composition of the returns universe only at month-end, when the index is rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns, but are not reinvested at any short-term reinvestment rate in between rebalance dates to earn an incremental return. However, after the rebalancing, cash is effectively reinvested into the returns universe for the following month, so that index results over two or more months reflect monthly compounding.

Qualifying securities issued but not necessarily settled on or before the month-end rebalancing date qualify for inclusion in the following month’s index if required security reference information and pricing are readily available.

Index Calculation

All bonds eligible for inclusion in the Barclays U.S. Aggregate Bond Index are priced on a daily basis at 3 p.m. New York time, predominantly by Barclays market makers. The pricing source varies by the type of security.

Bonds can be quoted in a variety of ways, including nominal spreads over benchmark securities or Treasuries, spreads over swap curves, or direct price quotes as a percentage of par. In most instances, the quote type used is a spread measure that results in daily security price changes from the movement of the underlying curve (swap or Treasury) and/or changes in the quoted spread.

March 2016	PS-17

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

The initial price for new corporate issues entering the index is the offer side. However, after that, all bonds in the index are priced on the bid side. The primary price for each security is analyzed and compared with other third-party pricing sources through statistical routines and scrutiny by research staff. Significant discrepancies are researched and corrected, as necessary.

Determination of Coupon Payments

On each coupon payment date, the amount of each coupon payment will approximately equal (i) the stated principal amount of the notes multiplied by 0.25% divided by (ii) 2, which is approximately $1.25 per note.

United States Federal Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes becomes fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes and decreased by payments previously made under the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 2.585%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of fixed payments of 0.25% per annum, paid semi-annually, and a projected payment of $1,138.372 at maturity (excluding the fixed payment received at maturity).

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on the effective date in the final regulations, those regulations generally will not apply to the notes assuming there is no significant modification to the notes’ terms that results in a deemed exchange of the notes for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the notes and to the payment of gross proceeds of a disposition (including a retirement) of the notes. However, under a recent Internal Revenue Service notice, withholding under “FATCA” will apply to payments of gross proceeds (other than amounts treated as interest) only with respect to dispositions after December 31, 2018. You should consult your tax adviser regarding the potential application of “FATCA” to the notes.

Under their terms, the notes may be assumed by a successor issuer, in which case we will guarantee all payments on the notes. See “Additional Terms of the Notes.” We intend to treat such an assumption as not giving rise to a taxable modification of the notes. While our counsel believes this treatment of such an assumption is reasonable under current law and based on the expected circumstances of the assumption, it has not rendered an opinion regarding such treatment in light of the lack of clear authority addressing the consequences of such an assumption. Provided that an assumption of the notes is not a taxable modification, the U.S. federal income tax treatment of the notes would not be affected by the assumption. However, if the IRS were to treat an assumption of the notes as a taxable modification, the timing and character of income recognized with respect to the notes after the assumption could be affected

March 2016	PS-18

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

significantly, depending on circumstances at the time of the assumption. Moreover, a U.S. Holder would generally be required to recognize gain (if any) with respect to the notes at the time of the assumption in the same manner as described above in respect of a sale or other taxable disposition of the notes, although it is possible that the recognition of such gain might be deferred if the taxable modification is treated as a recapitalization. You should consult your tax adviser regarding the consequences of an assumption of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 note sold in this offering (or up to $5.00 per note in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $30.00 for each $1,000 note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 note they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $30.00 for each $1,000 note they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 note they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels or prices of the basket components and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

March 2016	PS-19

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

March 2016	PS-20

Citigroup Inc.
Market-Linked Notes Based on a Basket of Three Underliers Due October 5, 2021

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2016	PS-21